Exhibit 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the following Registration Statements of Homestake Mining Company: Post-Effective Amendment No. 3 to No. 2-90905 on Form S-8 (originally filed on Form S-3); No. 33-26049 on Form S-8; No. 2-66538 on Form S-8; Post-Effective Amendment No. 1 to No. 33-48526 on Form S-8 (originally filed on Form S-4); No. 333-17357 on Form S-8; and No. 333-17359 on Form S-8 of our report dated February 7, 1997, except for Note 24, as to which the date is March 10, 1997, appearing in Form 10-K of Homestake Mining Company for the year ended December 31, 1996.






/s/ Coopers & Lybrand L.L.P.
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San Francisco, California
March 27, 1997